Exhibit 99.1

Regal Entertainment Group Reports Results for Second Quarter 2009 and
Declares Quarterly Dividend

Knoxville, Tennessee — July 30, 2009 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, today announced fiscal second quarter 2009 results and declared a cash dividend of $0.18 per common share.

Total revenues for the second quarter ended July 2, 2009 were $789.2 million compared to total revenues of $675.8 million for the second quarter ended June 26, 2008.  Net income attributable to controlling interest was $40.5 million in the second quarter of 2009 compared to $24.3 million in the second quarter of 2008.  Diluted earnings per share was $0.26 for the second quarter of 2009 compared to $0.16 during the second quarter of 2008. Adjusted EBITDA(1) was $167.1 million for the second quarter of 2009 and $124.4 million for the second quarter of 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Regal’s Board of Directors also today declared a cash dividend of $0.18 per Class A and Class B common share, payable on September 18, 2009, to stockholders of record on September 10, 2009.  The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors depending on available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows as well as other relevant factors.

“I’m pleased to report that Regal achieved both record total revenue and Adjusted EBITDA during the fiscal second quarter,” stated Amy Miles, CEO of Regal Entertainment Group.  “Our demonstrated ability to convert revenue growth into increased free cash flow allowed us to continue providing meaningful value to our stockholders,” continued Miles.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. All forward-looking statements are expressly qualified in their entirety by such factors.

Conference Call:

Regal Entertainment Group management will conduct a conference call to discuss second quarter 2009 results on July 30, 2009 at 9:30 a.m. (Eastern Time).  Interested parties can listen to the call live on the Internet through the investor relations section of the Company’s Web site: www.REGmovies.com, or by dialing 877-407-0778 (Domestic) and 201-689-8565 (International). Please dial in to the call at least 5 - 10 minutes prior to the start of the call or go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  When prompted, ask for the Regal Entertainment Group conference call.  A replay of the call will be available beginning approximately two hours following the call.  Those interested in listening to the replay of the conference call should dial 877-660-6853 (Domestic) or 201-612-7415 (International) and enter account #286 and conference call ID #306170.  In addition, this press release and other pertinent statistical and financial information are available in the investor relations section of the Company’s Web site: www.REGmovies.com.

Regal Entertainment Group Reports Results for Second Quarter 2009 and Declares Quarterly Dividend

July 30, 2009

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the United States. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,778 screens in 549 locations in 39 states and the District of Columbia. Regal operates theatres in all of the top 32 and 44 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contacts:	Media Contact:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President — Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
ddelaria@regalcinemas.com	dick.westerling@regalcinemas.com

Regal Entertainment Group Reports Results for Second Quarter 2009 and Declares Quarterly Dividend

July 30, 2009

Regal Entertainment Group

Consolidated Statements of Income Information

For the Fiscal Quarters and Two Quarters Ended 7/02/09 and 6/26/08

(in millions, except per share data)

(unaudited)

	Quarter Ended		Two Quarters Ended
	July 2, 2009	June 26, 2008 (2)	July 2, 2009	June 26, 2008 (2)
Revenues
Admissions	$541.7	$455.7	$1,001.2	$887.7
Concessions	214.9	188.9	394.3	355.0
Other operating revenues	32.6	31.2	59.3	59.9
Total revenues	789.2	675.8	1,454.8	1,302.6

Operating expenses
Film rental and advertising costs	293.4	247.0	523.1	462.9
Cost of concessions	31.7	25.5	55.7	48.2
Rent expense	95.6	90.0	188.5	173.3
Other operating expenses	195.8	180.5	381.7	349.1
General and administrative expenses	15.4	15.8	30.7	30.8

(including share-based compensation expense of $1.0 and $1.5 for the quarters ended July 2, 2009 and June 26, 2008, respectively, and $2.6 and $2.9 for the two quarters ended July 2, 2009 and June 26, 2008, respectively)

Depreciation and amortization	50.5	49.9	100.4	96.2
Net loss on disposal and impairment of operating assets	10.5	2.3	15.9	4.5
Joint venture employee compensation	—	0.1	—	0.3
Income from operations	96.3	64.7	158.8	137.3

Interest expense, net	37.0	31.0	74.2	61.8
Earnings recognized from NCM	(8.8)	(5.9)	(19.4)	(14.3)
Other, net	0.8	0.7	1.0	1.3
Loss on debt extinguishment	—	—	—	3.0
Income before income taxes	67.3	38.9	103.0	85.5
Provision for income taxes	26.9	14.7	41.3	33.8
Net income	40.4	24.2	61.7	51.7
Noncontrolling interest, net of tax	0.1	0.1	0.1	0.1
Net income attributable to controlling interest	$40.5	$24.3	$61.8	$51.8

Diluted earnings per share	$0.26	$0.16	$0.40	$0.33

Weighted average number of diluted shares outstanding	154.1	154.7	154.1	156.6

Consolidated Summary Balance Sheet Information

(dollars in millions)

(unaudited)

	As of	As of
	July 2, 2009	Jan. 1, 2009(2)
Cash and cash equivalents	$267.7	$170.2
Total assets	2,647.1	2,595.8
Total debt	1,995.1	2,004.9
Total stockholders’ deficit	(227.9)	(235.5)

Regal Entertainment Group Reports Results for Second Quarter 2009 and Declares Quarterly Dividend

July 30, 2009

Operating Data

(unaudited)

	Quarter Ended
	July 2, 2009	June 26, 2008
Theatres at period end	549	551
Screens at period end	6,778	6,776
Average screens per theatre	12.3	12.3
Attendance (in thousands)	66,315	59,724
Average ticket price	$8.17	$7.63
Average concessions per patron	$3.24	$3.16

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

(dollars in millions)

(unaudited)

	Quarter Ended
	July 2, 2009	June 26, 2008(2)

EBITDA	$154.9	$119.9
Interest expense, net	(37.0)	(31.0)
Provision for income taxes	(26.9)	(14.7)
Deferred income taxes	(2.7)	(28.0)
Changes in operating assets and liabilities	41.9	30.0
Other items, net	18.2	9.1
Net cash provided by operating activities	$148.4	$85.3

Reconciliation of EBITDA to Adjusted EBITDA

(dollars in millions)

(unaudited)

	Quarter Ended
	July 2, 2009	June 26, 2008(2)

EBITDA	$154.9	$119.9
Net loss on disposal and impairment of operating assets	10.5	2.3
Share-based compensation expense	1.0	1.5
Joint venture employee compensation	—	0.1
Noncontrolling interest, net of tax and other, net	0.7	0.6
Adjusted EBITDA(1)	$167.1	$124.4

Free Cash Flow

(dollars in millions)

(unaudited)

	Quarter Ended
	July 2, 2009	June 26, 2008

Net cash provided by operating activities	$148.4	$85.3
Capital expenditures	(33.0)	(45.8)
Proceeds from asset sales	—	3.3
Free cash flow(1)	$115.4	$42.8

(1)          Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, net loss on disposal and impairment of operating assets, share-based compensation expense, joint venture employee compensation, noncontrolling interest, net of tax and other, net) was approximately $167.1 million for the quarter ended July 2, 2009.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity under U.S. generally accepted accounting principles and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with U.S. generally accepted accounting principles for purposes of analyzing our liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.

Regal Entertainment Group Reports Results for Second Quarter 2009 and Declares Quarterly Dividend

July 30, 2009

(2)          Effective January 2, 2009, we retrospectively adopted the provisions of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”).  Our 6¼% Convertible Senior Notes and the 3¾% Convertible Senior Notes are within the scope of FSP 14-1; therefore, we were required to retrospectively record the debt portions of the 6¼% Convertible Senior Notes and the 3¾% Convertible Senior Notes at their fair values as of the respective dates of issuance and amortize the related debt discount into interest expense over the life of each debt instrument during the periods in which the debt instruments are outstanding.

During the quarter ended June 26, 2008, we retrospectively recorded approximately $1.0 million of non-cash interest expense for the 6¼% Convertible Senior Notes and the 3¾% Convertible Senior Notes. In addition, for the quarter ended June 26, 2008, amounts previously recorded for loss on debt extinguishment and provision for income taxes were retrospectively adjusted by $(17.7) million and $6.2 million, respectively.  The resulting increase to net income attributable to controlling interest from the adoption of FSP 14-1 was approximately $10.5 million for the quarter ended June 26, 2008.  During the two quarters ended June 26, 2008, we retrospectively recorded approximately $2.1 million of non-cash interest expense for the 6¼% Convertible Senior Notes and the 3¾% Convertible Senior Notes. In addition, for the two quarters ended June 26, 2008, amounts previously recorded for loss on debt extinguishment and provision for income taxes were retrospectively adjusted by $(67.5) million and $24.4 million, respectively.  The resulting increase to net income attributable to controlling interest from the adoption of FSP 14-1 was approximately $41.0 million for the two quarters ended June 26, 2008.   In addition, the unaudited consolidated summary balance sheet information as of January 1, 2009 presented herein has been retrospectively adjusted to give effect to the adoption of FSP 14-1 as follows:

	As of January 1, 2009 (Previously Reported)	Impact of FSP 14-1	As of January 1, 2009 (As Revised for FSP 14-1)
	(in millions)
Total assets	$2,599.5	$(3.7)	$2,595.8
Total debt	2,014.4	(9.5)	2,004.9
Total stockholders’deficit	(241.3)	5.8	(235.5)